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Variable Contract Supplement--Agent

(a) GENERAL. This supplement is a part of your Agent's contract to which it is attached and is subject to all its terms, definitions and conditions. This supplement describes both the compensation we will provide on your variable contract business and your responsibilities with respect to the solicitation, sale or distribution of these contracts for us.

(b)  DEFINITIONS.  Whenever we use the following words this is what we mean:

VARIABLE ANNUITY BUSINESS. All variable annuities issued by Minnesota Mutual, which are registered, contain identifiable sales charges and have contract values varying with the investments in a separate account, which we issue on applications you obtain. This does not include group or fixed annuities.

VARIABLE ADJUSTABLE LIFE BUSINESS. The Variable Adjustable Life insurance policies, issued by Minnesota Mutual, which we may issue on applications you obtain. This does not include group or fixed annuities.

VARIABLE CONTRACTS. Variable annuity business and variable adjustable business, issued by Minnesota Mutual.

ANNUITIZATION BUSINESS. The election of an annuity payment option which you initiate for a deferred annuity (except for Policy form 87-9154).

EARNED PREMIUM. Money which we have received in our home office and applied to pay the premiums due on Variable contract business.

FIRST-YEAR PREMIUMS.  Premiums due on a policy during the first policy year.

FIRST-YEAR COMMISSIONS.  Commissions on earned first-year premiums.

PRODUCTION BONUS. An amount credited on first-year premiums paid on certain Flexible Payment Variable Annuity and Variable Adjustable Life business.

RENEWAL PREMIUMS.  Premiums due on a policy after the first policy year.

RENEWAL COMMISSIONS. Commissions on earned renewal premiums during the second through the tenth policy year.

TRAILING COMMISSIONS. Commissions on Qualifying Accumulation Values at the end of each calendar quarter.

QUALITY BONUS. An amount credited on each renewal premium paid on your Variable Adjustable Life business in the second and third policy years.

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SERVICE FEES.  The amount credited on each renewal premium paid on your Variable
Adjustable Life business and amount credited on each renewal premium paid on Variable Annuity business after the tenth policy year.
(c) LICENSES. You will do all things necessary to get, and to keep in good standing, all licenses which you will need to solicit and sell variable contracts as a life insurance salesman for us in the jurisdictions in which you do business.

(d) BROKER-DEALER. You will do all things necessary to get, and to keep in good standing, all licenses which you will need to solicit and sell variable contracts for us and which are required because of your status as a registered representative of the broker-dealer authorized to distribute the variable contracts as our agent. You will also contract with the broker-dealer, such contract to govern your conduct and undertakings with respect to the sale of our variable contracts.

(e) THIS AGREEMENT. For all purposes under this supplement, we will consider the variable contracts to be our products.

(f)  COMMISSIONS  ON VARIABLE CONTRACTS:

     (1)  FIRST-YEAR COMMISSIONS.

        Commissions are a percentage of earned first-year premiums.

          KIND OF POLICY                RATE OF COMMISSIONS
          --------------                -------------------

       *Variable Adjustable                       50%
          Life Business

       Variable Annuity Business                   3%
       (Including Forms 84-9091, 84-9092,
       92-9283, 92-9284 and Fund D Contracts)

       Variable Annuity Business
       MultiOption Select Annuity
       (Policy Form 94-9307)**

       CUMULATIVE EARNED PREMIUM
       -------------------------

                   0 -   499,999                  3.0%
             500,000 -   749,999                  2.75%
             750,000 -   999,999                  2.50%
           1,000,000 - 1,499,999                  2.25%
           1,500,000 - 1,999,999                  2.00%
           2,000,000 - 2,499,999                  1.75%
           2,500,000 - 2,999,999                  1.50%
           3,000,000 - 3,999,999                  1.25%

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           4,000,000 - 5,000,000                  1.00%

         *Target Premium Definition--50% first-year commission rate applies to premium up to whole life plan of insurance. Premiums in excess receive a 4% first-year commission.

         **Cumulative earned premium is the sum of all earned premiums including current premium less any premium withdrawals. Rate from table applies to all premium from the current transaction.

         First-year commissions are vested and will be credited to you as they become due.

     (2) RENEWAL COMMISSIONS.

         Renewal commissions are percentages of earned renewal premiums during the second through tenth policy year.

                                                     Rate of Commission
                                                     ------------------

                                                     Second Policy Year
            Kind of Policy                        Through Tenth Policy Year
            --------------                        -------------------------

          Variable Adjustable                                4%
             Life Business

         Variable Annuity Business                           3%
     (Including Forms 84-9091, 84-9092,
    92-9283, 92-9284 and Fund D Contracts

         Variable Annuity Business                 Same Rate as First-Year
        MultiOption Select Annuity                       Commission
          (Policy Form 94-9307)

         "Renewal commissions will be vested as described in Section 7(d) of the Agent's contract."

     (3) TRAILING COMMISSIONS ON VARIABLE ANNUITY BUSINESS

         (I) MULTIOPTION ANNUITIES (POLICY FORMS 84-9091, 84-9092, 92-9283, 92-9284 AND 94-9307)

             Trailing commissions are payable in an amount equal to .03125% of Qualifying Accumulation Values at the end of each calendar quarter (.125% annually); provided, that such trailing commissions will not be paid unless the aggregate of

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             all Qualifying Accumulation Values, as of the end of the quarter for which such trailing commissions are determined, is at least:

                   AGGREGATE VALUE OF          FOR CALENDAR QUARTERS
             QUALIFYING ACCUMULATION VALUES          ENDING IN
             ------------------------------    ---------------------

                       $ 70,000                        1994
                         80,000                        1995
                         90,000                        1996
                        100,000                   1997 and later

          "Qualifying Accumulation Values" means, with respect to each MultiOption annuity contract included in your Variable Annuity Business, all separate account accumulation values held under such contract; provided, that the separate account accumulation values held under any contract shall not be Qualifying Accumulation Values unless such separate account accumulation values are at least:
          Single Premium Contract and MultiOption Select Contract
          -------------------------------------------------------
                                   $10,000

                           Flexible Payment Contract
                           -------------------------

                         $15,000 in contract years 1-5
                         $25,000 in contract years 6-10
                     $35,000 in contract years 11 and later

          Trailing commissions will be paid during the month following the end of each quarter. No trailing commissions will be paid after our Agency relationship has been terminated.

     (ii) MEGANNUITY (POLICY FORM 87-9154)

          Trailing commissions are payable in an amount equal to .05% of accumulation values in excess of $5 million, as of the end of each calendar quarter (.20% annually), held under MegAnnuity contracts included in your Variable Annuity Business; provided, however, that with respect to accumulation values attributable to sub-account investment in the Maturing Government Bond Portfolios of the MIMLIC Series Fund, trailing commissions are payable in an amount equal to .025% of such accumulation values as of the end of each calendar quarter (.10% annually), again as held under MegAnnuity contracts included in your Variable Annuity Business.

          Trailing commissions will be paid during the month following the end of each quarter. No trailing commissions will be paid after your Agency relationship has been terminated.

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(g1)  COMMISSIONS ON ANNUITIZATION BUSINESS.  Other than as provided in paragraph (g2), we agree to credit to you commissions on your annuitization business if the values have been held by us in a deferred annuity for at least five years. If those values have been held by us in a deferred annuity for five or more years but less than ten years, we will credit to you 1.5% of those values. If the values have been held by us in a deferred annuity for ten years or more, we will credit to you an amount equal to 3% of those values.

(g2) COMMISSIONS ON ANNUITIZATION BUSINESS FOR MULTIOPTION SELECT CONTRACT (POLICY FORM 94-9307). We agree to credit to you commissions on your annuitization business on all premiums held by us in a deferred annuity for at least five years and on any gain in the contract. For all premiums held by us in a deferred annuity for five years or more but less than ten years, we will credit to you 1.5% of those values. For all premiums held by us in a deferred annuity for ten years or more, we will credit to you 3% of those values. For all gain in the contract (Accumulation Value less cumulative earned premium minus any premium withdrawals), we will credit to you an amount equal to 3% of those values.

(h) COMMISSION ADJUSTMENT. We reserve the right to refund any purchase payments credited to our General Account under a variable contract. If we do make such a refund, we will charge you will the amount of any commission previously paid on the refunded payment. All charges thus made will be a debt which you owe us and will become a first lien against any and all amounts due you; we may offset this debt against any amount which we would otherwise credit to you under the Agent's contract.

(i) PRODUCTION BONUS. We will credit you with a production bonus on first-year earned commissions, which you earn on Flexible Payment Variable Annuities (except for Policy Form 87-9154 and Policy Form 94-9307) and Variable Adjustable Life. No production bonus will be paid on commissions for Single Payment Variable Annuities, annuitization business or compensation paid under paragraph
(h) above. We will calculate the production bonus according to the schedule shown in the Contract Update. Production bonus for flexible payment variable annuities will cease after 1994.

(j) QUALITY BONUS. We will credit you with a quality bonus for each renewal premium paid on your Variable Adjustable Life business in the second and third policy years. We will calculate the quality bonus according to the schedule shown in the Contract Update.

(k) SERVICE FEES. We will credit you with a service fee for each renewal premium paid on your Variable Adjustable Life business for the second and later policy years. the amount of the service fee is shown in the Contract Update for life renewal premiums. We will credit you with a service fee for each renewal premium paid on your Variable Annuity business (except for Policy Form 87-915), for the eleventh and later policy years. The amount of service fee is 3% of the renewal premium. For MultiOption Select (Policy Form 94-9307), the amount of the service fee is the rate calculated as shown in the First-Year Commission Section multiplied by the renewal premium.

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(l)  All provisions of Section 6-10 of the Agent's contract will apply where applicable to any compensation payable under this supplement.

(m) MINIMUM PRODUCTION REQUIREMENTS. In determining whether you have satisfied the minimum production requirements shown in the contract Update, we will give you credit for your Variable annuity business and Variable Adjustable Life business. The credit will be equal to 100% of commissions credited on your Variable Adjustable Life and Variable Annuity business.

(n) TERMINATION OF THIS SUPPLEMENT. We reserve the right to modify or terminate this supplement at any time; however, any such modification or termination will be made uniformly among all of our agencies of the same class or as required by law or other competent authority.

(0) EFFECTIVE DATE. This supplement shall become effective as of the date shown below.

Executed this__________ day of _____________________, 19____.

_______________________________________
Agent's signature

_______________________________________
General Agent's signature

The Minnesota Mutual Life Insurance Company

By ____________________________________
      Authorized Officer